Exhibit 3.3

‘Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “POWER-ONE, INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MAY, A.D. 2005, AT 10 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State

2580397 8100	AUTHENTICATION:	3925965

050399438	DATE:	06-03-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 05/16/2005
FILED 10:00 AM 05/16/2005
SRV 050399438 - 2580397 FILE

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
POWER-ONE, INC.

The undersigned, being an officer of Power-One, Inc., a Delaware corporation (the “Corporation”), does hereby certify;

FIRST:  That the Board of Directors of said corporation at a duly called noticed regular meeting held on February 2, 2005, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Restated Certificate of Incorporation be amended so that Article SEVENTH is amended and restated to read in its entirety as follows:

“The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three or greater than nine. The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of stockholders following such election or appointment. Each director elected or appointed shall serve until his successor shall be elected and qualify, or until his earlier death, resignation, removal or disqualification. A majority of the total directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director.”

SECOND:  That the aforesaid amendment was duly adopted on May 3, 2005 by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the facts stated herein are true and said corporation has caused this certificate to be signed by Randall H. Holliday, its Secretary, this 12th day of May, 2005.

Power-One, Inc.

By:	/s/ Randall H. Holliday
Randall H. Holliday, Secretary